                                                                    EXHIBIT 99.5

                CAPITALIZATION OF AMERICAN CELLULAR CORPORATION

     The following table sets forth the unaudited capitalization of American Cellular Corporation as of March 31, 2003, and as adjusted to give effect to the Restructuring as though it had become effective on March 31, 2003. The adjustments giving effect to the Restructuring assume 100% of the existing notes are exchanged. The information presented below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Cellular Corporation" and "Selected Consolidated Financial and Other Data of American Cellular Corporation" included in this Offering Memorandum and Disclosure Statement and with the Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of American Cellular Corporation and the related notes appearing in Annex A of this Offering Memorandum and Disclosure Statement.

                                                                   MARCH 31, 2003
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                                  ($ IN THOUSANDS)
Cash and cash equivalents...................................  $    14,548   $    1,248
                                                              ===========   ==========
Long-term debt (including current maturities):
  Senior credit facility:
     Revolving credit facility..............................  $    91,999   $       --
     Term loan A............................................      336,066           --
     Term loan B............................................      210,801           --
     Term loan C............................................      240,686           --
                                                              -----------   ----------
       Total senior credit facility.........................      879,552           --
  Existing notes, net of discount...........................      694,404           --
  New Senior Notes..........................................           --      900,000
                                                              -----------   ----------
  Total long-term debt......................................    1,573,956      900,000
                                                              -----------   ----------
  Preferred Stock...........................................       35,000           --
                                                              -----------   ----------
Stockholder's (deficit) equity:
  Paid-in capital...........................................      797,828      400,000
  Retained deficit..........................................   (1,329,763)          --
                                                              -----------   ----------
  Total stockholder's (deficit) equity......................     (531,935)     400,000
                                                              -----------   ----------
     Total capitalization...................................  $ 1,077,021   $1,300,000
                                                              ===========   ==========

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